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EXHIBIT 23.1


The Board of Directors
General Communication, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 3360728, No. 33-60222) of General Communication, Inc. of our report dated March 4, 1998, relating to the consolidated balance sheets of General Communication, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of General Communication, Inc.


/s/
KPMG Peat Marwick LLP
Anchorage, AK
March 25, 1998